UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
     US Airways Group, Inc. (“US Airways Group”) is accounting for the merger, which occurred on September 27, 2005, as a “reverse acquisition” using the purchase method of accounting in conformity with accounting principles generally accepted in the United States of America. Although the merger was structured such that America West Holdings Corporation (“America West Holdings”) became our wholly owned subsidiary at closing, America West Holdings is treated as the acquiring company for accounting purposes under SFAS No. 141, “Business Combinations” due to the following factors: (1) America West Holdings’ stockholders received the largest share of US Airways Group’s common stock in the merger in comparison to the unsecured creditors of US Airways Group; (2) America West Holdings received a larger number of designees to the board of directors; and (3) America West Holdings’ Chairman and Chief Executive Officer prior to the merger became the Chairman and Chief Executive Officer of the combined company. The following unaudited pro forma condensed combined statements of operations for the year ended December 31, 2004 and nine months ended September 30, 2005 are based on the historical consolidated financial statements of US Airways Group and on the historical consolidated financial statements of America West Holdings, included in US Airways Group’s and America West Holdings’ respective Annual Reports on Form 10-K for the year ended December 31, 2004 and US Airways Group’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2005, giving effect to the merger and other transactions that were effective upon completion of the merger.
     The unaudited pro forma condensed combined statements of operations give effect to the merger as if it had occurred on January 1, 2004. The two major categories of adjustments reflected in the pro forma condensed combined financial statements are “Purchase Accounting Adjustments” and “Other Adjustments.” The unaudited pro forma condensed consolidated combined balance sheet as of September 30, 2005 has not been presented herein as the consolidated balance sheet of US Airways Group as of September 30, 2005, included in US Airways Group’s Quarterly Report on Form 10-Q, includes the effects of the merger and the related purchase accounting adjustments described below.
Purchase Accounting Adjustments
     Purchase accounting adjustments include adjustments necessary to (1) allocate the purchase price to the tangible and intangible assets and liabilities of US Airways Group based on their fair values; (2) reflect the expected disposition of prepetition liabilities upon US Airways Group’s emergence from bankruptcy; (3) reflect the changes in deferred taxes; and (4) conform the accounting policies of US Airways Group and America West Holdings. A detailed description of each of these purchase accounting adjustments follows:
     Fair Market Value Adjustments — The pro forma financial statements reflect the purchase price allocation based on a preliminary assessment of fair market values and lives assigned to the assets, liabilities and leases being acquired. Fair market values in the pro forma financial statements were determined based on preliminary consultation with independent valuation consultants, industry trends and by reference to market rates and transactions. Fair market value adjustments reflected in the pro forma financial statements may be subject to significant revisions and adjustments pending finalization of those valuation studies. Significant assets and liabilities adjusted to fair market value which are subject to finalization of valuation studies include expendable spare parts and supplies, property and equipment, airport take-off and landing slots, aircraft leases, deferred revenue and continuing debt obligations of US Airways Group.
     US Airways Group’s Bankruptcy —On September 16, 2005, the bankruptcy court entered an order approving and confirming the Joint Plan of Reorganization of US Airways, Inc. and its Affiliated Debtors and Debtors-in-Possession. The plan of reorganization provided for a reorganization of each of the five debtors, as well as the merger transaction with America West Holdings.
     In accordance with the U.S. bankruptcy code, the plan of reorganization divided claims into classes according to their relative seniority and other criteria and provides for the treatment for each claim of a particular class. These include claims related to the debtors’ assumption or rejection of various contracts and unexpired leases, the assumption of debtors’ existing collective bargaining agreements with their unions and the termination of certain employee benefit plans with employees and retirees, and other matters. The ultimate resolution of certain of the claims asserted against the debtors in the Chapter 11 cases will be subject to negotiations, elections and bankruptcy court procedures. The amount of stock distributed to any particular general unsecured creditor under the plan of reorganization will depend on the resolution of claims filed by these creditors, as well as on the value of shares of the new common stock of US Airways Group in the marketplace. The class of unsecured creditors eligible for stock distributions are expected, in the aggregate, to recover between approximately 3.1% and 17.4% of the value of those claims as determined through the bankruptcy process.
     The pro forma accounting adjustments reflect a preliminary determination of liabilities expected to continue and those expected to be discharged including the settlement with the Pension Benefit Guaranty Corporation (PBGC) related to the termination of three US Airways Group defined benefit pensions plans. Effective February 1, 2005, the PBGC was appointed trustee for each of the three plans. As a result of these terminations, the PBGC filed claims against US Airways Group for the unfunded portion of each of the plans. Under the plan of reorganization, the PBGC received, as treatment for its claims: (i) cash in the amount of $13,500,000; (ii) an unsecured promissory note in the principal amount of $10,000,000 issued by US Airways and guaranteed by US Airways Group, bearing interest at a rate of 6.00% per annum payable annually in arrears, with such promissory note to be payable in a single installment on the seventh anniversary of the effective date of the plan of reorganization; and (iii) 70 percent, or 4,873,485 shares, of common stock of US Airways Group issued to the unsecured creditors, net of the shares allocated to ALPA. The ultimate resolution of certain of the claims asserted against US Airways Group in the Chapter 11 cases will be subject to negotiations and bankruptcy court procedures that will occur after the date of emergence from bankruptcy. Therefore the final determination of liabilities continuing or being discharged upon emergence from bankruptcy may result in significant further revisions and adjustments. Persons holding equity in US Airways Group prior to emergence are not entitled to any distribution and their stock has been cancelled. Reorganization costs associated with the bankruptcy included in the US Airways Group historical financial statements have also been eliminated from the pro forma financial statements.
     Purchase Price Allocation — The value of the merger consideration was determined based on America West Holdings’ traded market price per share due to US Airways Group operating under bankruptcy protection. The outstanding shares of America West Holdings at September 27, 2005 were valued at $4.82 per share, resulting in an aggregate value assigned to the shares of $175 million. The $4.82 per share value was based on the five-day average share price of America West Holdings with May 19, 2005, the merger announcement date, as the midpoint. The outstanding shares of America West Holdings Class A and Class B common stock were converted to our common stock at a conversion rate of 0.5362 and 0.4125, respectively. Certain unsecured creditors of US Airways Group have been or will be issued approximately 8.2 million shares of our common stock in settlement of their claims, including stock issued to the Pension Benefit Guaranty Corporation and the Air Line Pilots Association. The fair value of that common stock valued at an equivalent price based on the $4.82 value of the America West Holdings stock is $96 million. America West Holdings incurred $21 million of direct acquisition costs in connection with the merger. The following table summarizes the components of the purchase price (dollars in millions):

Fair value of common shares issued to US Airways Group’s unsecured creditors	$96
Estimated merger costs	21

Total purchase price	$117

     The following table summarizes the pro forma net assets acquired and liabilities assumed in connection with the merger and the preliminary allocation of the purchase price (dollars in millions):

Current assets	$1,188
Property plant and equipment, net	2,390
Other assets	1,394
Goodwill	584
Liabilities assumed	(5,439)

Total purchase price	$117

     Income Taxes — Due to the change in ownership upon completion of the merger, the annual usage of tax attributes generated prior to the merger may be substantially limited.

     Conforming Accounting Policies — The pro forma financial statements reflect the following adjustments to conform the accounting policies of US Airways Group with those of America West Holdings.
•	Share-based compensation — US Airways Group is conforming its policy of accounting for share-based compensation under Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” or SFAS 123, to America West Holdings’ policy of accounting under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” or APB No. 25.

•	Passenger Transportation Revenues — US Airways Group is conforming its passenger revenue recognition policy to America West Holdings’ policy, which estimates and records at the time of sale a portion of passenger ticket revenue for those tickets expected to expire unused and defers costs such as credit card fees and computer reservation system fees until the related revenue is recognized.
     The historical financial statements of US Airways Group reflect other reclassifications of certain balances to conform with America West Holdings’ financial statement presentation. Additionally, the 2004 historical statement of operations for America West Holdings does not reflect certain reclassifications made by America West Holdings in its first and second quarter 2005 financial statements as filed in its Form 10-Q.
Other Adjustments
     Critical to US Airways Group’s emergence from bankruptcy and its merger with America West Holdings is additional financing and liquidity to fund operations. Several material agreements have been entered into that became effective either before, at or immediately following completion of the merger. The unaudited pro forma condensed combined statements of operations give effect to these material agreements as if they occurred on January 1, 2004.
     The New Equity Investments — The new equity investors, ACE Aviation Holdings Inc., Par Investment Partners L.P., Peninsula Investment Partners L.P., Tudor Proprietary Trading, L.L.C. and a group of investors for which Tudor Investment Corp. acts as investment adviser, and certain investors advised by Wellington Management Co. LLP, invested $440 million in consideration for the issuance of 28,132,112 shares of US Airways Group common stock. Eastshore Aviation, LLC converted the outstanding principal amount of its junior debtor in possession financing (the “DIP facility”) into approximately 8,333,333 shares of US Airways Group common stock. As of September 27, 2005, US Airways Group had drawn the full $125 million under the DIP facility, with the final $25 million drawn on August 17, 2005. The pro forma adjustments reflect the issuance of 36,465,445 shares of US Airways Group common stock as if such issuance had occurred on January 1, 2004.
     GE Merger MOU — US Airways Group and America West Holdings reached a comprehensive agreement with General Electric Capital Corporation(“GECC”) and its affiliates as described in the Master Merger Memorandum of Understanding, which we refer to as the GE Merger MOU. The key aspects of the GE Merger MOU are as follows:
•	The GE Merger MOU provided for continued use by US Airways Group of certain leased Airbus, Boeing and regional jet aircraft, the modification of monthly lease rates, and the return to GECC of certain other leased Airbus and Boeing aircraft. The pro forma adjustments reflect the modification of monthly lease rates.

•	GECC provided a bridge facility of approximately $56 million for use by US Airways Group during the pendency of the Chapter 11 proceedings. US Airways, Inc. paid an affiliate of GE $125 million in cash on September 30, 2005 in exchange for retirement of the bridge facility, forgiveness and release of US Airways, Inc. from certain prepetition obligations, deferral of certain payment obligations, and amendments to future maintenance agreements. The payment was funded through the issuance of 7% Senior Convertible Notes due 2020 on September 30, 2005. The pro forma statements of operations reflect interest expense related to the issuance of the convertible

notes.	The pro forma adjustments also reflect the forgiveness of certain prepetition obligations.

•	In June 2005, GECC purchased and immediately leased back to US Airways Group: (a) the assets securing the credit facility obtained from GE in 2001 (the “2001 GE Credit Facility) and the liquidity facility obtained from GE in 2003 in connection with US Airways Group’s emergence from the first bankruptcy (the “2003 GE Liquidity Facility”), and other GE obligations, consisting of 11 Airbus aircraft and 28 spare engines and engine stands, and (b) ten regional jet aircraft previously debt financed by GECC. The proceeds from the sale leaseback transaction of approximately $633 million were used to pay down balances due to GE by US Airways Group under the 2003 GE Liquidity Facility in full, the GECC mortgage-debt financed CRJ aircraft in full, and a portion of the 2001 GE Credit Facility. The 2001 GE Credit Facility was amended to allow certain additional borrowings of up to $28 million. The pro forma adjustments reflect the impact of the sale-leaseback transaction as if it occurred on January 1, 2004 and the additional $21 million of borrowings under the GE credit facility that occurred in July 2005.
     Airbus MOU — In connection with the merger, a Memorandum of Understanding was executed between ASVA S.A.R.L., an affiliate of Airbus S.A.S. (“Airbus”), US Airways Group, US Airways, Inc. and America West Airlines, Inc. (the “Airbus MOU”). The key aspects of the Airbus MOU are as follows:
•	On September 27, 2005, US Airways, Inc. and America West Airlines, Inc. entered into two loan agreements with Airbus Financial Services (“AFS”), as Initial Lender and Loan Agent, Wells Fargo Bank Northwest, National Association, as Collateral Agent, and US Airways Group, as guarantor, with commitments in initial aggregate amounts of up to $161 million and up to $89 million (the “Airbus $161 Million Loan” and the “Airbus $89 Million Loan” and, collectively, the “Airbus Loans”). The Airbus Loans bear interest at a rate of LIBOR plus a margin, subject to adjustment, and have been recorded as an obligation of US Airways Group.

•	Airbus has rescheduled US Airways Group’s A320-family and A330-200 delivery commitments and has agreed to provide backstop financing for a substantial number of aircraft, subject to certain terms and conditions, on an order of 20 A350 aircraft. US Airways Group’s A320-family aircraft are now scheduled for delivery in 2009 and 2010. US Airways Group’s A330-200 aircraft are scheduled for delivery in 2009 and 2010 and A350 aircraft deliveries are currently scheduled to occur beginning in 2011. The Airbus MOU also eliminates cancellation penalties on US Airways Group’s orders for the ten A330-200 aircraft, provided that US Airways Group has met certain predelivery payment obligations under the A350 order. In connection with the restructuring of aircraft firm orders, US Airways Group and America West Holdings were required to pay an aggregate non-refundable restructuring fee which was paid by means of set-off against existing equipment purchase deposits of US Airways Group and America West Holdings held by Airbus The US Airways Group restructuring fee of $39 million was recorded as a reduction in the assets acquired by America West Holdings in purchase accounting. The America West Holdings restructuring fee of $50 million was recorded as a special charge at the time of the merger, along with $7 million in related capitalized interest, but has been excluded from the pro forma statement of operations as it is a non-recurring item directly related to the merger.
     The pro forma adjustments reflect the initial draw of $153 million immediately available upon closing of the merger, the issuance of certain services credits and the elimination of existing equipment purchase deposits used to satisfy the restructuring fee. The pro forma adjustments also reflect an adjustment to reverse a $33 million accrued aircraft order cancellation penalty previously established by US Airways Group in connection with its pre-merger intention not to take delivery of the A330-200 aircraft scheduled for future delivery.
     Restructuring of the ATSB Loan Guarantees — US Airways Group and America West Holdings each had loans (the “ATSB Loans”) outstanding guaranteed under the Air Transportation Safety and System Stabilization Act by the Air Transportation Stabilization Board (the “ATSB”). As of September 30, 2005, the amounts outstanding under these loans for US Airways Group and America West Holdings were approximately $583 million and $249 million, respectively. In connection with the September 12, 2004

Chapter 11 filing, the ATSB and the lenders under the US Airways, Inc. ATSB Loan agreed to authorize US Airways Group to continue to use cash collateral securing the US Airways, Inc. ATSB Loan on an interim basis (the “Cash Collateral Agreement”). US Airways, Inc. reached agreements with the ATSB concerning interim extensions to the Cash Collateral Agreement, the last of which was extended to the earlier of the effective date of the plan of reorganization or October 25, 2005. The Cash Collateral Agreement and subsequent extensions each required US Airways Group, among other conditions, to maintain a weekly minimum unrestricted cash balance which decreased periodically during the term of the extension. On July 22, 2005, US Airways Group and America West Holdings announced that the ATSB approved the proposed merger. Under the negotiated new loan terms, the US Airways, Inc. ATSB Loan is guaranteed by US Airways Group (including all domestic subsidiaries, with certain limited exceptions) and is secured by substantially all of the present and future assets of US Airways Group not otherwise encumbered, other than certain specified assets, including assets which are subject to other financing agreements. The America West Airlines, Inc. ATSB Loan is also guaranteed by US Airways Group (including all domestic subsidiaries, with certain limited exceptions) and is secured by a second lien in the same collateral. The loans continue to have separate repayment schedules and interest rates; however, the loans are subject to similar repayments and mandatory amortization in the event of additional debt issuances, with certain limited exceptions.
     As of September 30, 2005, $583 million was outstanding under the US Airways, Inc. ATSB Loan, of which $525 million was guaranteed by the ATSB under the Air Transportation Safety and System Stabilization Act. The US Airways, Inc. ATSB Loan bears interest as follows:
•	90% of the US Airways, Inc. ATSB Loan (Tranche A), the guaranteed portion of the loan, was funded through a participating lender’s commercial paper conduit program and bears interest at a rate equal to the conduit provider’s weighted average cost related to the issuance of certain commercial paper notes and other short term borrowings plus 0.30%, provided that portions of Tranche A that are held by the ATSB or by an assignee and are no longer subject to such commercial paper conduit program bear interest at LIBOR plus 40 basis points, and portions of Tranche A that are under certain circumstances assigned free of the ATSB guarantee bear interest at LIBOR plus 6.0%; and

•	10% of the US Airways, Inc. ATSB Loan (Tranche B) bears interest at the greater of the Tranche A interest rate plus 6.0% and LIBOR plus 6.0%, from a prior rate of LIBOR plus 4.0%.
     In addition, US Airways, Inc. is charged an annual guarantee fee in respect of the ATSB guarantee equal to 6.0% of the guaranteed amount (initially $525 million), an increase from the prior rate of 4.2% (before penalty interest assessed as a result of the Chapter 11 proceedings). The US Airways, Inc. ATSB Loan also reschedules amortization payments for US Airways, Inc. with semi-annual payments beginning on March 31, 2007, and continuing through September 30, 2010. The US Airways, Inc. ATSB loan’s prior final amortization was in October 2009.
     US Airways, Inc. must pay down the principal of its loan with the first $125 million of net proceeds from specified asset sales identified in connection with its Chapter 11 proceedings, whether completed before or after emergence. US Airways, Inc. then retains the next $83 million of net proceeds from specified assets sales, and must pay 60% of net proceeds in excess of an aggregate of $208 million from specified asset sales to the ATSB. Any such asset sales proceeds up to $275 million are to be applied in order of maturity, and any such asset sales proceeds in excess of $275 million are to be applied pro rata across all maturities in accordance with the loan’s early amortization provisions. US Airways, Inc. completed in excess of $125 million in asset sales prior to emergence from the Chapter 11 proceedings, satisfying the minimum prepayment requirement.
     As of September 30, 2005, $249 million was outstanding under the America West Airlines, Inc. ATSB Loan, of which $228 million is guaranteed by the ATSB. Certain third party counter-guarantors have fully and unconditionally guaranteed the payment of an aggregate amount of $19 million of the remaining principal amount of the loan plus accrued and unpaid interest thereon. The America West Airlines, Inc. ATSB Loan bears interest at a rate of LIBOR plus 40 basis points. The guarantee fee on the America West Airlines, Inc. ATSB Loan is 8.0% with annual increases of 5 basis points. The amortization payments under the America West Airlines, Inc. ATSB Loan become due in seven installments of $42 million on each March 31 and September 30, commencing on September 30, 2005 and ending on September 30, 2008. The America West Airlines, Inc. ATSB Loan also requires a premium, in certain instances, for voluntary prepayments. America West Airlines, Inc. made a voluntary prepayment of $9 million dollars in principal amount on September 27, 2005, after the closing of the America West Airlines, Inc. ATSB Loan, prepaying in full the portion of the loan subject to one of the counter-guarantees, which prepayment has been applied pro rata against each scheduled amortization payment.
     The terms of both amended and restated loans require US Airways Group to meet certain financial covenants, including minimum cash requirements and required minimum ratios of earnings before interest, taxes, depreciation, amortization and aircraft rent to fixed charges, starting with the quarter ended December 31, 2005.
     On October 19, 2005, the ATSB Loan was sold to 13 fixed income investors. As a result of that sale, the ATSB no longer has an interest in any of US Airways Group’s debt
     The pro forma adjustments reflect the impact of the change in guarantee fee and interest rate but do not reflect any potential pay downs of the loan principal that were required upon completion of any contemplated asset sales.
     Restructuring of Affinity Credit Card Partner Agreement — In connection with the merger, America West Airlines, Inc., US Airways Group and Juniper Bank, a subsidiary of Barclays PLC (“Juniper”), entered into an agreement on August 8, 2005, which we refer to as the amended credit card agreement, amending America West Airlines, Inc.’s co-branded credit card agreement with Juniper, dated January 25, 2005, which we refer to as the original credit card agreement, and assigning the original credit card agreement to US Airways Group. Pursuant to the amended credit card agreement, Juniper will offer and market an airline mileage award credit card program to the general public to participate in New US Airways Group’s Dividend Miles program through the use of a co-branded credit card.
     US Airways Group’s credit card program is currently administered by Bank of America, N.A. (USA), (“Bank of America”), and will terminate approximately two years and three months after the effective date of the merger. During that period both Juniper and Bank of America will run credit card programs for New US Airways Group.
     The amended credit card agreement took effect at the effective time of the merger and the credit card services provided by Juniper under the amended credit card agreement are expected to commence on January 1, 2006, or, if later, the date on which Juniper commences marketing to the general public, and continue until the expiration date, which is the later of December 31, 2012 or seven years from the date on which Juniper commences marketing to the general public.
     Under the amended credit card agreement, Juniper will pay to New US Airways Group fees for each mile awarded to each credit card account administered by Juniper, subject to certain exceptions. Juniper will also pay to New US Airways Group a one-time bonus payment of $130 million, following the effectiveness of the merger, subject to certain conditions including:
•	funding of $500 million in new equity investments in US Airways Group;

•	completion of $250 million of exit financing from Airbus;

•	commencement of the unwinding of the US Airways Group’s tax trust in the amount of approximately $170 million;

•	completion of the merger;

•	Juniper’s having the sole right to issue credit cards branded with US Airways Group logos for the term of the agreement, except during an initial period during which Bank of America will have the right to market co-branded credit cards bearing US Airways Group logos;

•	US Airways Group’s having $1.1 billion in unrestricted cash, cash equivalents and short term investments, inclusive of the funds to be realized pursuant to the Airbus exit financing and the unwinding of the US Airways Group tax trust described above but exclusive of any payments by Juniper under the amended credit card agreement; and

•	the absence of a material adverse change in the business, financial or other condition of America West Airlines, Inc. or US Airways Group, or their respective consolidated subsidiaries, taken as a whole.
The bonus payment was made to America West Airlines, Inc. on October 3, 2005. Juniper will pay an annual bonus of $5 million to US Airways Group, subject to certain exceptions, for each year after Juniper becomes the exclusive issuer of the co-branded credit card.
     In addition, Juniper will pre-purchase miles from US Airways Group for an aggregate of $325 million, subject to the same conditions as apply to the $130 million bonus payment described above. To the extent that these miles are not used by Juniper in connection with the co-branded credit card program, US Airways Group will repurchase these miles in 12 equal quarterly installments beginning on the fifth year prior to the expiration date until paid in full. US Airways Group will make monthly interest payments at LIBOR plus 4.75% to Juniper, beginning on November 1, 2005, based on the amount of pre-purchased miles that have not been used by Juniper in connection with the co-branded credit card program and have not been repurchased by US Airways Group. US Airways Group will be required to repurchase pre-purchased miles under certain reductions in the collateral held under the credit card processing agreement with JPMorgan Chase Bank, N.A. Accordingly, the prepayment will be recorded as additional indebtedness.
     Juniper may, at its option, terminate the amended credit card agreement, make payments to US Airways Group under the amended credit card agreement in the form of pre-purchased miles rather than cash, or commence the repurchase of the pre-purchased miles before the fifth year prior to the expiration date in the event that US Airways Group breaches its obligations under the amended credit card agreement, or upon the occurrence of certain events.
     The pro forma adjustments reflect the impact of recognizing revenue from the signing bonus over the life of the agreement and additional interest expense associated with the pre-purchase of miles.
     Restructuring of Credit Card Processing Agreement — In connection with the merger, America West Airlines, Inc., JPMorgan Chase Bank, N.A., successor-in-interest to JPMorgan Chase Bank, and Chase Merchant Services, L.L.C., entered into the First Amendment to the Merchant Services Bankcard Agreement on August 8, 2005, which we refer to as the amended card processing agreement, amending the Merchant Services Bankcard Agreement between America West Airlines, Inc., JPMorgan Chase Bank and Chase Merchant Services L.L.C., dated April 16, 2003, which we refer to as the original card processing agreement, and assigning the original card processing agreement to America West Airlines, Inc. after the merger. Pursuant to the amended card processing agreement, JPMorgan Chase and Chase Merchant Services (collectively, “Chase”) will perform authorization, processing and settlement services for sales on Visa and Mastercard for America West Airlines, Inc. and US Airways, Inc. following the merger. The original card processing agreement is guaranteed by America West Holdings and US Airways Group executed a guaranty of the amended card processing agreement on the effective date of the merger.
     US Airways, Inc.’s credit card processing is currently administered by Bank of America, and such processing services are expected to be transferred to Chase as soon as possible, but not later than 120 days, after the merger. US Airways, Inc. will become a party to the processing agreement at the time that Chase begins processing for US Airways, Inc.
     The amended card processing agreement took effect at the effective time of the merger and continues until the expiration of the initial term, which is three years from the date the amended card processing agreement takes effect. Upon expiration of the initial term, the amended card processing agreement will automatically renew for successive one-year periods pursuant to the terms of the agreement.
     Under the amended card processing agreement, America West Airlines, Inc. will pay to Chase fees in connection with card processing services such as sales authorization, settlement services and customer service. America West Airlines, Inc. and US Airways, Inc. are also required to maintain a reserve account to secure Chase’s exposure to outstanding air traffic liability. In October 2005, America West Airlines, Inc. was required to provide $153 million in cash collateral.
Items Excluded From the Pro Forma Financial Statements
     The Public Stock Offering — The pro forma financial statements do not reflect the sale on September 30, 2005 of 9,775,000 shares of US Airways Group common stock in a public stock offering registered under the Securities Act of 1933, as amended, at a public offering price of $19.30 per share, for gross proceeds totaling approximately $189 million, including the exercise in full of the underwriters’ overallotment option, excluding the underwriters’ discount. The pro forma financial statements do not include any adjustments for the issuance and sale of these shares.
     Integration Activities — The pro forma financial statements do not include any adjustments for liabilities that may result from integration activities, as management is in the process of making these assessments, and estimates of these costs are currently unknown. However, significant liabilities ultimately may be recorded for US Airways Group employee severance and/or relocation costs of vacating some US Airways Group facilities, and costs associated with other exit activities. Any such liabilities would be recorded as an adjustment to the purchase price and an increase in goodwill. In addition, significant restructuring charges may be incurred upon completion of the merger or in subsequent quarters for severance or relocation costs related to America West Holdings employees, costs of vacating some facilities of America West Holdings or other costs associated with exit activities of America West Holdings. Any such restructuring charges would be recorded as an expense in the combined statement of operations in the period in which they were incurred.
     Conversion of America West Holdings’ Convertible Debt — In July and August of 2003, America West Airlines, Inc. completed a private placement of approximately $87 million issue price of 7.25% Senior Exchangeable Notes due 2023. The notes bear cash interest until July 30, 2008. Thereafter, the notes will cease bearing cash interest and begin accruing original issue discount daily at a rate of 7.25% per year until maturity. Each note was issued at a price of $343.61 and was exchangeable for class B common stock of America West Holdings at an exchange ratio of 32.038 shares per $1,000 principal amount at maturity of the notes (subject to adjustment in certain circumstances). This represents an equivalent conversion price of approximately $10.73 per share. The aggregate amount due at maturity, including accrued original issue discount from July 31, 2008, will be approximately $253 million. The notes are unconditionally guaranteed on a senior unsecured basis by America West Holdings, and, following the merger, by US Airways Group.
     Completion of the merger between US Airways Group and America West Holdings on September 27, 2005 constituted a “change of control” under the notes and required America West Airlines, Inc. to make an offer to the holders to purchase those notes within 30 business days after the effective time of the merger at a purchase price of $343.61 per $1,000 principal amount at maturity. Under the terms of the notes and the related Guarantee and Exchange Agreement, dated as of July 30, 2003, between America West Holdings and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Guarantee and Exchange Agreement Supplement No. 1 among America West Holdings, US Airways Group and the Trustee, dated as of September 27, 2005, America West Airlines, Inc.’s obligation to purchase the notes was satisfied at US Airways Group’s election by delivery of shares of US Airways Group common stock having a “fair market value” of not less than $343.61 per $1,000 principal amount at maturity. For this purpose, “fair market value” means 95% of the market price of US Airways Group common stock calculated as the average closing prices over the five business days ending on and including the third business day before the purchase date.

     On October 24, 2005, US Airways Group issued a total of 4,156,411 shares of its common stock in exchange for approximately $250 million in principal amount at maturity of the notes. Following the issuance of such shares, approximately $2 million in principal amount at maturity of the notes remained outstanding.
     Options to Equity Investors — In connection with the equity investments, each of the equity investors received an option to purchase additional shares at $15.00 per share. Par Investment Partners, L.P. purchased the options granted to ACE Aviation Holdings Inc. and Eastshore Aviation, LLC, and each option holder exercised the first two-thirds of its option on September 28, 2005, for aggregate proceeds to US Airways Group of approximately $75 million. The remaining one-third of the options was scheduled to expire on October 13, 2005, at which time each of the equity investors exercised the remaining portion of its option for aggregate proceeds to US Airways Group of approximately $38 million. The total new equity investment was $678 million. The right to exercise the options was at the discretion of each investor; therefore, the pro forma financial statements do not reflect the exercise of these options. In addition, US Airways Group made an additional offer to Eastshore Aviation, LLC, in an amount equal to one-third of the proceeds received from exercise of the options, to repurchase shares of common stock held by Eastshore Aviation, LLC at a purchase price of $15.00 per share, and Eastshore Aviation, LLC has the right, but not the obligation, to accept that offer to repurchase in whole or in part.
     Change in Accounting Policy — America West historically recorded the cost of major scheduled airframe, engine and certain component overhauls as capitalized assets that are subsequently amortized over the periods benefited (the deferral method). US Airways Group charges maintenance and repair costs for owned and leased flight equipment to operating expense as incurred. Effective October 1, 2005, America West changed its accounting policy from the deferral method to the expense as incurred method. While the deferral method is permitted under accounting principles generally accepted in the United States of America, US Airways Group believes that the expense as incurred method is preferable and the predominant method used in the airline industry. The effect of this change in accounting for aircraft maintenance and repairs could approximate $250 million, and will be treated as a cumulative effect of a change in accounting principle.
     Synergies — America West Holdings and US Airways Group anticipate the combination of America West Holdings and US Airways Group will result in significant annual revenue, operating and cost synergies that would be unachievable without completing the merger. We cannot assure you that we will be able to achieve these revenue, operating and cost synergies and the synergies have not been reflected in the pro forma financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2004
(in millions except share and per share amounts)

	US AIRWAYS	AMERICA WEST	PURCHASE
	GROUP	HOLDINGS	ACCOUNTING		OTHER		PRO FORMA
	HISTORICAL	HISTORICAL	ADJUSTMENTS		ADJUSTMENTS		COMBINED
Operating revenues:
Passenger	$6,345	$2,197	$—		$—		$8,542
Cargo	132	28	—		—		160
Other	640	114	—		21	(a)	775

Total operating revenues	7,117	2,339	—		21		9,477

Operating expenses:
Salaries and related costs	2,439	656	(5	)(b)	—		3,090
Aircraft rent	449	304	8	(c)	52	(d)	813
Other rent and landing fees	419	168	—		—		587
Aircraft fuel	1,099	557	—		—		1,656
Agency commissions	100	25	—		—		125
Aircraft maintenance	361	206	—		—		567
Depreciation and amortization	248	54	(6	)(e)	(17	)(f)	279
Special credits, net	—	(15)	—		—		(15)
Express expenses	801	—	—		—		801
Other	1,579	428	(7	)(g)	—		2,000

Total operating expenses	7,495	2,383	(10)		35		9,903

Operating income (loss)	(378)	(44)	10		(14)		(426)

Nonoperating income (expenses):
Interest income	12	8	—		—		20
Interest expense, net	(242)	(80)	8	(h)	(9	)(i)	(323)
Reorganization items, net	(35)	—	35	(j)	—		—
Other, net	22	27	—		—		49

Total nonoperating income/(expenses), net	(243)	(45)	43		(9)		(254)

Income (loss) before income tax expense	(621)	(89)	53		(23)		(680)

Income tax benefit	10	—	—		—		10

Net income (loss)	$(611)	$(89)	$53		$(23)		$(670)

Loss per share:
Basic	$(11.19)	$(2.47)					$(11.23	)(k)

Diluted	$(11.19)	$(2.47)					$(11.23	)(k)

Shares used for computation (000):
Basic	54,597	36,026					59,654

Diluted	54,597	36,026					59,654

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements
For the year ended December 31, 2004:
(a)	Reflects the amortization of the signing bonus related to the new affinity credit card agreement over the life of the agreement.

(b)	Reduction in salaries and related costs related to the change in US Airways Group accounting for share-based compensation from SFAS No. 123 to APB Opinion No. 25 to conform to accounting policy of America West Holdings.

(c)	Reflects increase in aircraft rent expense related to the fair market value adjustments in purchase accounting related to aircraft leases.

(d)	Reflects increased aircraft rent expense related to the GECC aircraft sale-leaseback transaction and lease rate restructuring.

(e)	Reflects changes in depreciation and amortization related to fair market value adjustments in purchase accounting related to flight equipment and slots of ($7) million and $1 million, respectively.

(f)	Reflects reduction of depreciation expense related to the GECC aircraft sale-leaseback transaction.

(g)	Reflects a reduction in expense for purchase accounting fair market value adjustments related to inventory of $3 million and a $4 million adjustment to conform to the America West Holdings’ policy to defer costs related to unused tickets until the revenue is recognized.

(h)	Reflects decrease in interest expense related to purchase accounting fair market value adjustments related to debt.

(i)	Change in interest expense as summarized below (dollars in millions):

New affinity credit card partner agreement	$(19)
New Airbus debt obligation assumed to be drawn down upon closing of the merger	(9)
Restructuring of the ATSB loan	(9)
Restructuring of GECC obligations	28

$(9)

(j)	Reflects the elimination of reorganization costs.

(k)	Basic earnings (loss) per common share gives effect to the number of shares expected to be outstanding as a result of the merger. As a result of the pro forma net loss, no effect has been given to potentially dilutive securities.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005
(in millions except share and per share amounts)

	US AIRWAYS	AMERICA WEST	PURCHASE
	GROUP	HOLDINGS	ACCOUNTING		OTHER		PRO FORMA
	HISTORICAL	HISTORICAL	ADJUSTMENTS		ADJUSTMENTS		COMBINED
Operating revenues:
Passenger	$4,919	$2,255	$—		$—		$7,174
Cargo	68	24	—		—		92
Other	455	124	—		16	(a)	595

Total operating revenues	5,442	2,403	—		16		7,861

Operating expenses:
Salaries and related costs	1,281	526	—		—		1,807
Aircraft rent	351	243	6	(b)	31	(c)	631
Other rent and landing fees	378	130	—		—		508
Aircraft fuel and related taxes	1,292	584	—		—		1,876
Realized gains on fuel hedging instruments, net	—	(124)	—		—		(124)
Selling expenses	292	126	—		—		418
Aircraft maintenance	302	158	—		—		460
Depreciation and amortization	169	37	(5	)(d)	(15	)(e)	186
Special charges, net	—	85	—		—		85
Express expenses	658	395	—		—		1,053
Other	910	222	(5	)(f)	—		1,127

Total operating expenses	5,633	2,382	(4)		16		8,027

Operating income (loss)	(191)	21	4		—		(166)

Nonoperating income (expenses):
Interest income	15	7	—		—		22
Interest expense, net	(227)	(57)	7	(g)	19	(h)	(258)
Reorganization items, net	743	—	(743	)(i)	—		—
Other, net	(8)	3	—		—		(5)

Total nonoperating income/(expenses), net	523	(47)	(736)		19		(241)

Income (loss) before income tax expense	332	(26)	(732)		19		(407)

Income tax benefit	2	—	—		—		2

Net income (loss)	$334	$(26)	$(732)		$19		$(405)

Loss per share:
Basic							$(6.25	)(j)

Diluted							$(6.25	)(j)

Shares used for computation (000):
Basic							64,809

Diluted							64,809

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements
For the nine months ended September 30, 2005:
(a)	Reflects the amortization of the signing bonus related to the new affinity credit card agreement over the life of the agreement.

(b)	Reflects increase in aircraft rent expense related to the fair market value adjustments in purchase accounting related to aircraft leases.

(c)	Reflects increased aircraft rent expense related to the GECC aircraft sale-leaseback transaction and lease rate restructuring.

(d)	Reflects change in depreciation related to fair market value adjustments in purchase accounting related to flight equipment.

(e)	Reflects reduction of depreciation expense related to the GECC aircraft sales leaseback transaction.

(f)	Adjustment to conform to America West Holdings’ accounting policy to defer costs related to unused tickets until the revenue is recognized.

(g)	Reflects decrease in interest expense related to purchase accounting fair market value adjustments related to debt.

(h)	Change in interest expense as summarized below (dollars in millions):

Restructuring of GECC obligations	$28
Restructuring of the ATSB loan	11
Conversion of debtor in possession financing to equity upon the merger	3
New affinity credit card partner agreement	(15)
New Airbus debt obligation assumed to be drawn down upon closing of the merger	(8)

$19

(i)	Reflects the elimination of reorganization costs.

(j)	Basic earnings (loss) per common share gives effect to the number of shares expected to be outstanding as a result of the merger. As a result of the pro forma net loss, no effect has been given to potentially dilutive securities.